Exhibit 24





             CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement No. 33-53693 on Form S-3 (which constitutes Post-Effective Amendment No. 1 to Registration Statement 33-33592) of NYNEX Corporation, relating to the registration of $950 million of equity and debt securities, of our reports dated February 9, 1994, on our audits of the consolidated financial statements and financial statement schedules of NYNEX Corporation and its subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which reports are included or incorporated by reference in the 1993 Annual Report on Form 10-K/A, Amendment No. 2 of NYNEX Corporation.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus which is part of the Registration Statement.




                                    Coopers & Lybrand, L.L.P.


New York, New York
December 13, 1994